Exhibit 3.2

AMENDMENT NO. 3 TO

AMENDED AND RESTATED BYLAWS

OF

ALNYLAM PHARMACEUTICALS, INC.

Article I, Section 1.3 of the Amended and Restated Bylaws of Alnylam Pharmaceuticals, Inc. is hereby deleted in its entirety and replaced with the following:

“1.3 Special Meetings.

(a) Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

(b) A special meeting of stockholders shall be called by the Secretary at the written request or requests (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) of holders of record who own, or are validly acting on behalf of one or more beneficial owners who own, “Net Long Shares” (as calculated in accordance with Section 1.3(f)) that represent more than fifty percent (50%) of the votes which all the stockholders of the corporation would be entitled to cast in any annual election of directors or class of directors (the “Special Meeting Requisite Percentage”) and who continue to own the Special Meeting Requisite Percentage at all times between the date of the Special Meeting Request through the date of the applicable special meeting of stockholders. A beneficial owner who wishes to deliver a Special Meeting Request must cause the nominee or other person who serves as the stockholder of record of such beneficial owner’s stock to sign the Special Meeting Request. If a stockholder of record is the nominee for more than one beneficial owner of stock, the stockholder of record may deliver the Special Meeting Request to call a special meeting solely with respect to the capital stock of the corporation beneficially owned by the beneficial owner who is directing the stockholder of record to sign such Special Meeting Request.

(c) A Special Meeting Request to the Secretary shall be signed and dated by each stockholder of record (whether acting for him, her or itself, or at the direction of a beneficial owner) requesting the special meeting (each, a “Requesting Stockholder”), shall comply with this Section 1.3 and Section 1.10, and shall include (i) a statement of the specific purpose or purposes of the special meeting and the exact and complete text of any proposal, (ii) the information required by the second paragraph of Section 1.10(b) and the second paragraph of Section 1.11(b) (as if such notice were submitted in connection with an annual meeting), as applicable, including any information pertaining to the stockholder which shall include such information with respect to both the beneficial owner, if any, directing such stockholder of record to sign the Special Meeting Request and to such stockholder of record (unless such stockholder of record is acting solely as a nominee for a beneficial owner) (each such beneficial owner and each stockholder of record who is not acting solely as a nominee, a “Disclosing Party”), (iii) an acknowledgement that a disposition of Net Long Shares of the corporation’s capital stock owned of record or beneficially as of the date on which the Special Meeting Request in respect of such Net Long Shares is delivered to the Secretary that is made at any time prior to the special meeting shall constitute a revocation of such Special Meeting Request with respect to such disposed Net Long Shares, (iv) documentary evidence that the Disclosing Parties own the Special Meeting Requisite Percentage as of the date of such written request to the Secretary, (v) documentary evidence that the Requesting Stockholder has full power and authority to act on behalf of all beneficial owners it purports to act for, and (vi) with respect to each business proposal to be submitted for stockholder approval at the special meeting, a statement whether or not any Disclosing Party will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the corporation required to carry such proposal (such statement, a “Solicitation Statement”). Each time the Disclosing Party’s ownership position decreases following the delivery of the foregoing information to the Secretary, such Disclosing Party shall notify the corporation of his, her or its decreased ownership position, together with any information reasonably requested by the Board of Directors to verify such position, within 3 days of such decrease or as of the 5th day before the special meeting, whichever is earlier. In addition, the Requesting Stockholders and Disclosing Parties shall promptly provide any other information reasonably requested by the corporation.

(d) Notwithstanding the foregoing provisions of this Section 1.3, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request does not comply with this Section 1.3, (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (iii) the Special

Meeting Request is received by the corporation during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iv) an annual or special meeting of stockholders that included an identical or substantially similar item of business (“Similar Business”), as determined by the Board of Directors, was held not more than one hundred twenty (120) days before the Special Meeting Request was received by the Secretary, (v) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting is determined by the Board of Directors to include the Similar Business, or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law. For purposes of this Section 1.3(d), the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine whether the requirements set forth in this Section 1.3(d) have been satisfied.

(e) In determining whether a special meeting of stockholders has been requested by the record holders representing in the aggregate at least the Special Meeting Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined by the Board of Directors), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Stockholders holding less than the Special Meeting Requisite Percentage, the Board of Directors may, in its discretion, cancel the special meeting or, if a special meeting has not yet been called, not call a special meeting. A Special Meeting Request shall be deemed to be revoked: (w) upon the first date that the aggregate ownership position of all the Disclosing Parties who are listed on the unrevoked Special Meeting Request decreases to a number of shares of capital stock of the corporation less than the Special Meeting Requisite Percentage; (x) if any Disclosing Party does not act in accordance with the representations set forth in the Solicitation Statement delivered by such Disclosing Party or any representations made pursuant to these Bylaws; or (y) if the Requesting Stockholder or the Disclosing Party does not comply with this Section 1.3. If an actual or deemed revocation of a valid Special Meeting Request has occurred after the special meeting has been called by the Secretary, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(f) For purposes of this Section 1.3 and for determining the Special Meeting Requisite Percentage, “Net Long Shares” shall mean the number of shares beneficially owned, directly or indirectly, by any Requesting Stockholder or its affiliates that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act, (provided that for purposes of such definition the date the tender offer is first announced shall instead be the date for determining a Requesting Stockholder’s Net Long Shares and the reference to the highest tender price shall refer to the market price on such date) and, to the extent not covered by such definition, reduced by any shares (i) as to which such person does not have the full economic rights (including the opportunity for profit and the risk of loss), investment rights and voting rights (including the right to vote or direct the vote at the special meeting) or (ii) as to which such person has entered into any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder are acting in concert with the stockholder with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute “Net Long Shares” shall be decided by the Board of Directors.

(g) Business transacted at all special meetings of stockholders shall be limited to the matters set forth in the corporation’s notice of special meeting. Nothing contained herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(h) The chairman of any meeting shall, if the facts warrant, have the power and duty to determine that business was not properly brought before the meeting in accordance with the provisions of this Section 1.3 (including whether the stockholder solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with the representation with respect thereto required by this Section 1.3), and if the chairman should so determine, the chairman shall so declare to the meeting and such business shall not be brought before the meeting.

(i) Notwithstanding the foregoing provisions of this Section 1.3, if the stockholder (or a qualified representative of the stockholder) does not appear at the special meeting of stockholders of the corporation to present business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.3, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(j) Special meetings shall be held at such date and time as may be fixed by the Board of Directors in accordance with these Bylaws; provided, however, that in the case of a special meeting requested by stockholders, the date of any such special meeting shall not be more than ninety (90) days after a Special Meeting Request that satisfies the requirements of this Section 1.3 is received by the Secretary. Special meetings shall be held at such place within or without the State of Delaware as is specified in the notice of meeting.”

Article I, Section 1.10(a) of the Amended and Restated Bylaws of Alnylam Pharmaceuticals, Inc. is hereby deleted in its entirety and replaced with the following:

“(a) Except for (i) any directors entitled to be elected by the holders of preferred stock, (ii) any directors elected in accordance with Section 2.8 hereof by the Board of Directors to fill a vacancy or newly created directorships, or (iii) as otherwise required by applicable law or stock market regulation, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations for election to the Board of Directors of the corporation at an annual meeting of stockholders may be made (i) by or at the direction of the Board of Directors or (ii) by any stockholder who (x) complies with the notice procedures set forth in Section 1.10(b), and (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting. Nominations for election to the Board of Directors of the corporation at a special meeting at which directors are to be elected pursuant to the corporation’s notice of meeting may be made (i) by or at the direction of the Board of Directors, (ii) by stockholders pursuant to Section 1.3(c) hereof, or (iii) provided that the Board of Directors or stockholders pursuant to Section 1.3 have validly called a special meeting and directors are to be elected at such meeting, by any stockholder who (x) complies with the notice procedures set forth in Section 1.10(b), and (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting. The proposal of other business to be conducted at a special meeting of stockholders may only be made in accordance with Section 1.3.”

Article I, Section 1.10(b), clause (y) of the Amended and Restated Bylaws of Alnylam Pharmaceuticals, Inc. is hereby deleted in its entirety and replaced with the following:

“…(y) in the case of a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the tenth day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs.”

Adopted on March 1, 2019; Effective as of April 25, 2019